Exhibit 23.10
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 1 to Registration Statement (Form S-3 No. 333-142839) and related Prospectus of Regions Financial Corporation for the registration of securities and to the incorporation by reference therein of our reports dated March 3, 2006, with respect to the consolidated financial statements of AmSouth Bancorporation, AmSouth Bancorporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AmSouth Bancorporation, included in Regions Financial Corporation’s Current Report Amendment (Form 8-K/A) dated January 12, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Birmingham, Alabama
June 18, 2007